Fairchild Semiconductor Reiterates Guidance for the Second Quarter 2007

San Jose, California - June 6, 2007- Fairchild Semiconductor (NYSE: FCS), the leading supplier of high performance products that optimize power, today reiterated its previous guidance for second quarter 2007 revenue to be up 1 - 4 percent and gross margin to be approximately flat sequentially.

Fairchild expects to report its second quarter 2007 financial results before the market opens on July 19, 2007.

Special Note on Forward-Looking Statements:

The paragraphs above contain forward-looking statements that are based on management's assumptions and expectations and that involve risk and uncertainty. Forward-looking statements usually, but do not always, contain forward-looking terminology such as "we believe," "we expect," or "we anticipate," or refer to management's expectations about Fairchild's future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: our ability to satisfy the conditions to closing the share swap and merger of System General Corporation; changes in overall global or regional economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials; competitors' actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from low tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company's quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor's web site at investor.fairchildsemi.com or the SEC's web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) is the leading global supplier of high-performance power products critical to today's leading electronic applications in the computing, communications, consumer, industrial and automotive segments. Fairchild, The Power Franchise®, offers the industry's broadest portfolio of power discrete and analog products that optimize system power as well as leading signal path components that complement them. In 2007, Fairchild celebrates its "50/10" anniversary, commemorating 10 years as a new company and 50 years in the industry. Known as the "Father of Silicon Valley," Fairchild developed the planar transistor in 1958 -- and with it a new industry. Today, Fairchild is an application-driven, solution-based product supplier providing online design tools and design centers worldwide as part of its comprehensive Global Power Resource™. Please contact us on the web at www.fairchildsemi.com.

Editorial Contacts:
Fairchild Semiconductor:	Fairchild Semiconductor:	Agency Contact:
Patti Olson	Dan Janson	Marsha Lisak, Senior Account Executive
Corporate Communications	Investor Relations	WelComm, Inc.
(800) 341-0392 X 8728 Fax: (207) 775-8161	(207) 775-8660 Fax: (207) 761-3415	(805) 223-2311 Fax: (858) 279-5400
Email: patti.olson@fairchildsemi.com	Email: investor@fairchildsemi.com	Email: marsha@welcomm.com